                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                   YEAR ENDED DECEMBER 31
                                                                                   ----------------------
(DOLLARS IN THOUSANDS)                                         2001        2000         1999         1998        1997
                                                            --------     --------     --------     --------     --------
Earnings:
Pre-Tax Income                                                61,466      116,615      116,114      110,481      (48,470)
Add:  Fixed Charges                                           43,364       28,165       22,206       18,761       15,329
Add:  Minority Interest & Affiliate Earnings                     104          482          116          854       (3,422)
Add:  Dividends from Equity Investees                            229            0            0            0            0
Less:  Interest Capitalization                                  (706)        (541)      (1,312)        (637)        (482)
                                                            ------------------------------------------------------------

     Total Earnings                                          104,457      144,721      137,124      129,459      (37,045)
                                                            ============================================================

FIXED CHARGES:
      Interest Expense                                        37,976       24,925       18,343       15,284       12,163
      Interest Capitalization                                    706          541        1,312          637          482
      Amortization  of Discounts & Capitalized Expenses
        on Debt                                                2,488           52           52           48           36
      Interest Portion of Rental Expense                       2,206        2,647        2,551        2,840        2,648
                                                            ------------------------------------------------------------

      Total Fixed Charges                                     43,376       28,165       22,258       18,809       15,329
                                                            ============================================================

      TOTAL EARNINGS                                         104,457      144,721      137,124      129,459      (37,045)

DIVIDED BY:
  TOTAL FIXED CHARGES                                         43,376       28,165       22,258       18,809       15,329
                                                            ------------------------------------------------------------

      Ratio of Earnings to Fixed Charges                        2.41         5.14         6.16         6.88          N/A

     Preferred Stock Dividends                                 3,078        3,460        3,779        4,038        4,229
     Total Fixed Charges                                      43,376       28,165       22,258       18,809       15,329
                                                            ------------------------------------------------------------
      Combined Fixed Charges & Preferred Stock Dividends      46,454       31,625       26,037       22,847       19,558

      TOTAL EARNINGS                                         104,457      144,721      137,124      129,459      (37,045)
DIVIDED BY:
      COMBINED FIXED CHARGES & PREFERRED STOCK DIVIDENDS      46,454       31,625       26,037       22,847       19,558
      Ratio of Earnings to Combined Fixed Charges and
      Preferred Stock Dividends                                 2.25         4.58         5.27         5.67          N/A
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